UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 424(b)(5)

Filing under Rule 424(b)(5) of the Securities Act of 1933

Filed by: Lottery.com Inc.
Subject Company: Lottery.com Inc.
Commission File Number: 333-291505

NOTICE OF FILING UNDER RULE 424(b)(5)

Lottery.com Inc. (the “Company”) hereby files this communication pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, in connection with the sale of securities under the Company’s Registration Statement on Form S-3/A (File No. 333-291505).

TRANSACTION DETAILS

●	Transaction Date: December 2, 2025
●	Purchaser: Evergreen Capital Management, LLC
●	Securities Sold: $2,875,000 of securities registered under the Form S-3/A.
●	Registration Statement: The securities sold were registered under the Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on November 24, 2025.

ADDITIONAL INFORMATION

The securities sold to Evergreen Capital Management, LLC were issued pursuant to the terms and conditions outlined in the Registration Statement and the accompanying prospectus supplement. The proceeds from this transaction will be used for general corporate purposes, as disclosed in the “Use of Proceeds” section of the prospectus supplement.

FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the Company’s management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. For a detailed discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission.

CONTACT INFORMATION

For further information, please contact:

Lottery.com Inc.

5049 Edwards Ranch, 4th Floor
Fort Worth, Texas 76109
Tel: (737) 787-3798

Legal Counsel:

Randall Lanham, Esq.
Law Offices of Randall Lanham
1816 Kimberly Lake Dr.
Swansea, Illinois 62226
Tel: (949) 933-1964

Dated: December 5, 2025

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 25, 2025)

LOTTERY.COM INC.

$2,875,000 of Common Stock

Issued Pursuant to our Shelf Registration Statement on Form S-3 (File No. 333-291505)

This prospectus supplement (the “Prospectus Supplement”) relates to the issuance and sale by Lottery.com Inc. (d/b/a SEGG Media Corporation) (the “Company,” “Lottery.com,” “we,” “us,” or “our”) of $2,875,000 of our common stock, par value $0.001 per share (“Common Stock”), to Evergreen Capital Management, LLC (the “Investor”) pursuant to a securities purchase agreement dated December 2, 2025 (the “Purchase Agreement”).

This offering was made pursuant to our Registration Statement on Form S-3 (File No. 333-291505), as amended, which was declared effective by the Securities and Exchange Commission (“SEC”) on November 26, 2025 (the “Registration Statement”). This Prospectus Supplement should be read in conjunction with the base prospectus included in the Registration Statement (the “Prospectus”) and is qualified in its entirety by reference thereto. To the extent that any statement in this Prospectus Supplement is inconsistent with the statements in the Prospectus, the statements in this Prospectus Supplement supersede those in the Prospectus.

THE OFFERING

Issuer:

Lottery.com Inc., a Delaware corporation.

Securities Offered:

Shares of Common Stock issued for aggregate gross proceeds of $2,875,000.

Investor:

Evergreen Capital Management, LLC

Offering Price and Terms:

The Purchaser will purchase from the Company, upon the terms and conditions set forth in the Agreement, a Senior Secured Convertible Promissory Note of the Company (the “Note”), in the aggregate principal amount of Two Million Eight Hundred Seventy-Five Thousand U.S. Dollars ($2,875,000) (the “Principal Amount.”) The Note carries an original issue discount of Three Hundred Seventy-Five Thousand U.S. Dollars ($375,000) (the “OID”), to cover the Purchaser’s accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Note, which is included in the principal balance of the Note. Thus, the purchase price of the Note shall be Two Million Five-Hundred Thousand U.S. Dollars ($2,500,000), computed by subtracting the OID from the Principal Amount.

Subject to the terms of the Agreement, for consideration of Two Million Five-Hundred Thousand U.S. Dollars ($2,500,000) in cash (the “Consideration”), the Purchaser agrees to subscribe for and purchase from the Company on December 2, 2025 (the “Closing Date”), and the Company agrees to issue and sell to the Purchaser, the Note. The Purchaser is irrevocably obligated to advance the Consideration, and the Company is irrevocably obligated to accept the Consideration as follows: (a) Five Hundred Thousand U.S. Dollars ($500,000) on or immediately following the Closing Date, and (b) Two Million U.S. Dollars ($2,000,000) immediately upon (i) the Common Shares issuable upon conversion of the Note becoming registered under an effective registration statement, and (ii) the Company obtaining the requisite shareholder approval authorizing the issuance of such Common Shares (“Shareholder Approval”) per Nasdaq Listing Rule 5635 requiring shareholder approval for the potential issuance of shares or securities convertible to common stock of Twenty Percent (20%) or more of the Company’s outstanding common stock. The Consideration shall be advanced by wire transfer of immediately available funds no later than two (2) Business Days after such effectiveness.

The Company and the Purchaser executed this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

Use of Proceeds:

We estimate that the net proceeds from this offering will be approximately $2,500,000, after deducting estimated placement fees and offering expenses. We intend to use the net proceeds for working capital, product development, acquisitions, and other general corporate purposes.

Plan of Distribution:

This offering was made directly to Evergreen Capital Management, LLC pursuant to the Purchase Agreement.

Nasdaq Listing:

Our Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “SEGG.”

DESCRIPTION OF THE SECURITIES

We issued shares of our Common Stock directly to the Investor under the Registration Statement. The rights of holders of our Common Stock are governed by our Certificate of Incorporation, Bylaws, and Delaware law.

INCORPORATION BY REFERENCE

This Prospectus Supplement incorporates by reference the documents identified in the “Incorporation by Reference” section of the Prospectus.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by The Law Offices of Randall Lanham.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports with the SEC at www.sec.gov.

LOTTERY.COM INC.

Prospectus Supplement dated December 5, 2025